Filed Pursuant to Rule 433
Registration No. 333-134553

Lehman Brothers Holdings Inc.

3M LIBOR Floating Rate Notes due December 23, 2008

Issuer:	Lehman Brothers Holdings Inc.
Ratings:	A1/A+/A+
Principal Amount:	$1,000,000,000.00
Security Type:	Senior Medium Term Notes
Legal Format:	SEC Registered
Issue Price:	100% of principal amount
Settlement Date:	December 21, 2006
Maturity Date:	December 23, 2008
Coupon:	3-month LIBOR (Telerate Page 3750) plus 0.05%
Interest Payment Dates:	Quarterly on the 23rd of each December, March, June and September, commencing on March 23, 2007
Interest Determination Dates:	Two London banking days prior to the first day of the relevant interest period
Day Count	Actual/360
Business Day Convention:	Modified Following, Adjusted
CUSIP:	52517PQ46
Denominations:	$1,000
Underwriters:	Lehman Brothers 98% (bookrunner)
Hypo Capital Markets, Inc (1%)
Daiwa Securities SMBC Europe Limited (1%)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Lehman Brothers Inc. by calling 1-888-603-5847.